Tortoise North American Energy Corporation
Stockholder Proxy Voting Results
The annual meeting of stockholders was held on April
12, 2006. The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

1.	To elect Charles E. Heath and Terry C. Matlack as
Directors of the Company, each to hold office for a term of three years and until his successor is duly elected and qualified.

								No. of
Shares
	(i)	Charles E. Heath
			Affirmative
4,279,126
	Withheld				       35,586
			TOTAL
4,314,712

	(ii)	Terry C. Matlack
			Affirmative
4,269,426
			Withheld
45,286
			TOTAL
4,314,712

John R. Graham and H. Kevin Birzer continued as directors and their terms expire on the date of the 2007 annual meeting of stockholders, and Conrad S. Ciccotello continued as a director and his term expires on the date of the 2008 annual meeting of stockholders.

2.	To grant the Company the authority to sell common
shares for less than net asset value, subject to certain conditions.

	Vote of Common Stockholders of Record

	(20 Stockholders of Record as of Record Date)
	No. of Recordholders Voting
		Affirmative		`
	14
		Against
	  1
		Abstain
	  2
		Broker Non-votes
	  0
		TOTAL						17

	Vote of Common Stockholders
	No. of Shares
			Affirmative
954,549
			Against
149,295
			Abstain
59,448
			Broker Non-votes
3,151,420
			TOTAL
4,314,712

3.	To ratify the selection of Ernst & Young LLP as
the independent registered public accounting firm of the Company for its fiscal year ending
November 30, 2006.

								No. of
Shares
			Affirmative
4,278,896
			Against
14,450
			Abstain
21,366
		TOTAL
4,314,712

	Based upon votes required for approval, each of these matters passed.